Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

SECOND QUARTER 2017 FINANCIAL RESULTS

Regular Quarterly Dividend of $0.39 Per Share Declared for Third Quarter 2017

EVANSTON, Ill., August 3, 2017 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 Financial Highlights

•	Total investment income of $17.3 million

•	Net investment income of $9.0 million, or $0.39 per share

•	Adjusted net investment income of $9.2 million, or $0.40 per share(1)

•	Net increase in net assets resulting from operations of $10.0 million, or $0.44 per share

•	Invested $32.1 million in debt and equity securities, including two new portfolio companies

•	Received proceeds from repayments and realizations of $19.0 million

•	Paid regular quarterly dividend of $0.39 per share on June 23, 2017

•	Completed secondary equity offering of 2,012,500 shares of common stock resulting in net proceeds of approximately $32.3 million

•	Net asset value (NAV) of $388.4 million, or $15.87 per share, as of June 30, 2017

Management Commentary

“Our second quarter performance demonstrates the health of our portfolio, the benefits of our quality over quantity approach and our proven underwriting discipline. Our debt and equity portfolio performed well and as a result we reported a solid increase in our net investment income year over year,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “With overall M&A activity remaining healthy during the quarter, we closed investments totaling $32.1 million and had repayments and realizations totaling $19.0 million. Having ended the quarter with approximately $158.8 million of available liquidity, Fidus is well positioned to continue to make opportunistic investments in businesses that we know well, have positive outlooks and generate strong free cash flow. ”

(1)	Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

Second Quarter 2017 Financial Results

For the three months ended June 30, 2017, total investment income was $17.3 million, an increase of $3.5 million, or 25.4%, over the $13.8 million of total investment income for the three months ended June 30, 2016. The increase was attributable to a $2.5 million increase in interest income resulting from higher average debt investment balances outstanding during the three months ended June 30, 2017 as compared to the same period in 2016, a $1.1 million increase in fee income resulting from increased prepayments and amendments and related fees during the three months ended June 30, 2017 as compared to the same period in 2016, and partially offset by a $(0.1) million decrease in dividend income due to decreased levels of distributions received from equity investments during the three months ended June 30, 2017 as compared to the same period in 2016.

For the three months ended June 30 2017, total expenses, including income tax provision, were $8.3 million, a decrease of $(0.6) million or 6.7%, from the $8.9 million of total expenses, including income tax provision, for the three months ended June 30, 2016. Interest and financing expenses for the three months ended June 30, 2017 were $2.4 million, a decrease of $(0.3) million, or 11.1%, from the $2.7 million of interest and financing expenses for the same period in 2016. The base management fee increased $0.4 million, or 20.0%, to $2.4 million for the three months ended June 30, 2017 due to higher average total assets during the three months ended June 30, 2017 as compared to the same period in 2016. The incentive fee for the three months ended June 30, 2017 was $2.5 million, a $(0.7) million, or 21.9%, decrease from the $3.2 million incentive fee for the three months ended June 30, 2016, which is comprised of an increase in the income incentive fee of $0.7 million and a decrease in the capital gains incentive fee of $(1.4) million during the three months ended June 30, 2017, as compared to the same period in 2016. The administrative service fee, professional fees and other general and administrative expenses totaled $1.0 million for both the three months ended June 30, 2017 and 2016.

Net investment income for the three months ended June 30, 2017 was $9.0 million, an increase of $4.1 million, or 83.7%, compared to net investment income of $4.9 million during the three months ended June 30, 2016, as a result of the $3.5 million increase in total investment income coupled with a $0.6 million decrease in total expenses, including income tax provision.

For the three months ended June 30, 2017, the total net realized (loss) on investments was $(0.4) million, as compared to a total net realized gain on investments of $0.6 million for the same period in 2016.

During the three months ended June 30, 2017, we recorded a net change in unrealized appreciation on investments of $1.4 million attributable to (i) the reversal of net unrealized appreciation of $(0.1) million related to the exit, sale or restructuring of investments, resulting in unrealized depreciation, (ii) net unrealized depreciation of $(1.5) million on debt investments and (iii) net unrealized appreciation of $3.0 million on equity investments. During the three months ended June 30, 2016, we recorded a net change in unrealized appreciation on investments of $7.5 million attributable to (i) net unrealized depreciation of $(0.3) million on debt investments and (ii) net unrealized appreciation of $7.8 million on equity investments.

During the three months ended June 30, 2017, we did not record any income tax provision for realized gains on investments. During the three months ended June 30, 2016, we recorded $0.2 million income tax provision for expected income taxes due from realized gains on investments.

As a result of these events, our net increase in net assets resulting from operations during the three months ended June 30, 2017 was $10.0 million, a decrease of $(2.8) million, or 21.9%, compared to a net increase in net assets resulting from operations of $12.8 million during the three months ended June 30, 2016.

Portfolio and Investment Activities

As of June 30, 2017, the fair value of our investment portfolio totaled $553.3 million and consisted of 55 active portfolio companies and five portfolio companies that have sold their underlying operations. As of June 30, 2017, two debt investments bore interest at a variable rate, which represented $15.8 million of our portfolio on a fair value basis, and the remainder of our debt portfolio was comprised of fixed rate investments. Overall, the portfolio had net unrealized appreciation of $22.0 million as of June 30, 2017. As of June 30, 2017, our average active portfolio company investment at amortized cost was $9.7 million, which excludes investments in the five portfolio companies that have sold their underlying operations. The weighted average yield on debt investments as of June 30, 2017 was 13.0%. The weighted average yield of our debt investments is not the same as a return on investment for our stockholders but, rather, relates to a portion of our investment portfolio and is calculated before the payment of all of our fees and expenses. The weighted average yields were computed using the effective interest rates for debt investments at cost as of June 30, 2017 including the accretion of original issue discount and loan origination fees, but excluding investments on non-accrual status, if any.

Second quarter 2017 investment activity included the following new portfolio company investments:

•	Midwest Transit Equipment, Inc., a leading distributor of school and commercial buses and related maintenance and repair services. Fidus invested $12.0 million in subordinated notes and warrants.

•	NGT Acquisition Holdings, LLC (dba Techniks Industries), a market leader in the fragmented cutting tools and tool holders market. Fidus invested $11.5 million in subordinated notes and common equity.

As of June 30, 2017, we had investments in one portfolio company on non-accrual status, which had an aggregate cost and fair value of $9.3 million and $6.2 million, respectively.

Liquidity and Capital Resources

As of June 30, 2017, Fidus had $50.8 million in cash and cash equivalents. SBA debentures outstanding were $217.3 million and unfunded SBA commitments totaled $58.0 million as of June 30, 2017. Fidus had no borrowings outstanding on its senior secured revolving credit facility as of June 30, 2017. The weighted average interest rate on debt outstanding as of June 30, 2017 was 3.7%.

Subsequent Events

On July 13, 2017, we exited our equity investment in EBL, LLC. We sold our equity for a realized gain of approximately $2.2 million. Concurrently, we invested $10.0 million in subordinated notes and a new common equity investment in EBL, LLC, a lifestyle retailer of urban-inspired footwear, apparel and accessories.

On July 14, 2017, we exited our debt investment in Anatrace Products, LLC. We received payment in full on our subordinated note, including a prepayment penalty.

On July 18, 2017, we invested $10.2 million in senior secured loans of Tile Redi, LLC, a leading manufacturer and marketer of bathroom products for use in tiled showers. The company serves both “do-it-yourselfers” and commercial end users throughout the US, primarily selling into the home remodeling and renovation end markets.

On July 21, 2017, we invested $12.8 million in subordinated notes and common equity of Marco Group International OpCo, LLC, a manufacturer and distributor of surface preparation equipment, parts and supplies to industrial contractors primarily in the downstream energy, infrastructure and industrial markets.

On July 28, 2017, we invested $7.8 million in subordinated notes, preferred equity and common equity of ControlScan, Inc., a leading provider of payments security, managed firewall and managed network solutions and one of the nation’s foremost PCI compliance companies.

Third Quarter 2017 Dividend of $0.39 Per Share Declared

On July 31, 2017, the Company’s Board of Directors declared a regular quarterly dividend of $0.39 per share for the third quarter of 2017, payable on September 22, 2017 to stockholders of record as of September 8, 2017.

When declaring dividends, the Company’s Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2017 taxable income, as well as the tax attributes for 2017 dividends, will be made after the close of the 2017 tax year. The final tax attributes for 2017 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend, stockholders who have not “opted out” of the DRIP at least three days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of the Company’s common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Second Quarter 2017 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00 am ET on Friday, August 4, 2017. To participate in the conference call, please dial (877) 810-3368 approximately 10 minutes prior to the call. International callers should dial (914) 495-8561. Please reference conference ID # 45696463.

A live webcast of the conference call will be available at http://investor.fdus.com/events.cfm. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software.

A telephone replay of the conference call will be available from 12:00 pm ET on August 4, 2017 until 11:59 pm ET on August 9, 2017 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 45696463. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which the Company generally defines as U.S. based companies having revenues between $10.0 million and $150.0 million. Fidus’ investment objective is to provide attractive risk-adjusted returns by generating both current income from our debt investments and capital appreciation from our equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and is licensed by the U.S. Small Business Administration as a small business investment company.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are based on management’s current expectations, estimates, projections, beliefs and assumptions about the Company, its current and prospective portfolio investments, and its industry. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Company’s control, difficult to predict and could cause actual results to differ materially from those expected or forecasted in such forward-looking statements. Actual developments and results are likely to vary materially from these estimates and projections as a result of a number of factors, including those described from time to time in Fidus’ filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and Fidus undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	June 30, 2017 (unaudited)	December 31, 2016
ASSETS
Investments, at fair value
Affiliate investments (cost: $121,032 and $113,995, respectively)	$139,800	$132,013
Non-control/non-affiliate investments (cost: $410,312 and $386,519 respectively)	413,460	392,441

Total investments, at fair value (cost: $531,344 and $500,514, respectively)	553,260	524,454
Cash and cash equivalents	50,819	57,083
Interest receivable	4,492	4,407
Proceeds receivable from stock offering	4,234	—
Prepaid expenses and other assets	1,308	798

Total assets	$614,113	$586,742

LIABILITIES
SBA debentures, net of deferred financing costs	$212,916	$219,901
Borrowings under Credit Facility, net of deferred financing costs	(333)	(462)
Accrued interest and fees payable	2,612	3,122
Management and incentive fees payable – due to affiliate	9,645	8,830
Administration fee payable and other – due to affiliate	100	570
Taxes payable	365	555
Accounts payable and other liabilities	385	441

Total liabilities	225,690	232,957

Commitments and contingencies

NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 24,480,624 and 22,446,076, shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively)	24	22
Additional paid-in capital	372,760	340,101
Undistributed net investment income	8,915	9,626
Accumulated net realized (loss) on investments, net of taxes and distributions	(15,196)	(19,908)
Accumulated net unrealized appreciation on investments	21,920	23,944

Total net assets	388,423	353,785

Total liabilities and net assets	$614,113	$586,742

Net asset value per common share	$15.87	$15.76

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Investment Income:
Interest income
Affiliate investments	$2,909	$2,763	$5,583	$5,607
Non-control/non-affiliate investments	12,325	10,034	24,399	20,637

Total interest income	15,234	12,797	29,982	26,244
Dividend income
Affiliate investments	268	494	546	656
Non-control/non-affiliate investments	347	254	727	335

Total dividend income	615	748	1,273	991
Fee income
Affiliate investments	141	6	147	13
Non-control/non-affiliate investments	1,254	244	2,030	1,212

Total fee income	1,395	250	2,177	1,225
Interest on idle funds and other income	27	37	67	63

Total investment income	17,271	13,832	33,499	28,523

Expenses:
Interest and financing expenses	2,401	2,654	4,985	5,254
Base management fee	2,403	2,005	4,716	3,988
Incentive fee	2,484	3,190	4,862	5,070
Administrative service expenses	340	367	691	688
Professional fees	241	253	710	735
Other general and administrative expenses	431	399	709	717

Total expenses	8,300	8,868	16,673	16,452

Net investment income before income taxes	8,971	4,964	16,826	12,071
Income tax provision	29	21	25	46

Net investment income	8,942	4,943	16,801	12,025

Net realized and unrealized gains (losses) on investments:
Net realized gains on affiliate investments	—	458	26	458
Net realized (losses) gains on non-control/non-affiliate investments	(367)	112	6,071	(198)
Net change in unrealized appreciation (depreciation) on investments	1,382	7,485	(2,024)	8,253
Income tax provision from realized gains on investments	—	(205)	(1,385)	(205)

Net gain on investments	1,015	7,850	2,688	8,308

Net increase in net assets resulting from operations	$9,957	12,793	$19,489	$20,333

Per common share data:
Net investment income per share-basic and diluted	$0.39	$0.29	$0.75	$0.72

Net increase in net assets resulting from operations per share — basic and diluted	$0.44	$0.74	$0.86	$1.21

Dividends declared per share	$0.39	$0.39	$0.78	$0.78

Weighted average number of shares outstanding — basic and diluted	22,653,580	17,329,685	22,550,846	16,815,592

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three and six months ended June 30, 2017 and 2016.

	($ in thousands) Three months ended June 30, (unaudited)		($ in thousands) Six months ended June 30, (unaudited)
	2017	2016	2017	2016
Net investment income	$8,942	$4,943	$16,801	$12,025
Capital gains incentive fee expense	203	1,570	538	1,662

Adjusted net investment income	$9,145	$6,513	$17,339	$13,687

	(Per share) Three months ended June 30, (unaudited)		(Per share) Six months ended June 30, (unaudited)
	2017	2016	2017	2016
Net investment income	$0.39	$0.29	$0.75	$0.72
Capital gains incentive fee expense	0.01	0.09	0.02	0.10

Adjusted net investment income (1)	$0.40	$0.38	$0.77	$0.81

(1)	Adjusted net investment income per share amounts are calculated as adjusted net investment income dividend by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	LHA
Fidus Investment Corporation	(212) 838-3777
(847) 859-3940	jburfening@lhai.com